The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-132370 and 333-132370-01

SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2008

Pricing Supplement No. 2008 – MTNDD331, Dated                     , 2008

(To Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

US$                     principal amount

Citigroup Funding Inc.

Medium-Term Notes, Series D

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Principal-Protected Notes Based Upon a Diversified Basket of Commodities Due , 2013

•	We will not make any payments on the notes prior to maturity.

•

The notes will mature on                     , 2013. You will receive at maturity, for each US$1,000 principal amount of notes you hold, an amount in cash equal to US$1,000 plus a basket return amount, which may be positive or zero.

•

The basket return amount will be based upon the percentage change from the date on which the notes are priced for initial sale to the public (which we refer to as the pricing date) to the fifth business day before maturity (which we refer to as the valuation date) in (i) the settlement price of the first nearby light, sweet crude oil futures contract, (ii) the settlement price of the first nearby corn futures contract (iii) the settlement price of the first nearby wheat futures contract, (iv) the cash settlement price of aluminum, (v) the cash settlement price of copper, and (vi) the closing value of the S&P GSCI™ Precious Metals Excess Return Index. We refer to any one of light, sweet crude oil, corn, wheat, aluminum, copper and the S&P GSCI™ Precious Metals Excess Return Index as a basket commodity and, together, as the basket commodities. We refer to the sum of the weighted percentage change in the price or value, as applicable, of each basket commodity from the pricing date to the valuation date, expressed as a percentage, as the diversified basket return percentage.

•

If the diversified basket return percentage is less than zero, the basket return amount per note will equal the product of (a) US$1,000, (b) the product of (x) –1 and (y) the diversified basket return percentage, and (c) a participation rate of approximately 70% to 100% (to be determined on the pricing date).

•

If the diversified basket return percentage is greater than zero, the basket return amount per note will equal the product of (a) US$1,000, (b) the diversified basket return percentage, and (c) a participation rate of 50%.

•	If the diversified basket return percentage is equal to zero, the basket return amount per note will equal zero.

•	The notes will be issued in minimum denominations and integral multiples of US$1,000.

•	We will not apply to list the notes on any exchange.

Investing in the notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will purchase the notes from Citigroup Funding at a price of US$1,000 per note and expects to sell the notes to the public, directly or through certain dealers, in one or more transactions at market prices prevailing at the time of sale or at prices otherwise negotiated. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive a concession of not more than US$30.00 for each US$1,000 note they sell. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of US$30.00 for each US$1,000 note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution” in this pricing supplement for more information.

We expect that delivery of the notes will be made against payment therefor on or about                     , 2008. If the notes will not settle in T+3, purchasers who wish to trade the notes on the pricing date or the next business day(s) will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own investment advisor.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Principal-Protected Notes Based Upon a Diversified Basket of Commodities Due                 , 2013. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to understand fully the terms of the notes, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled “Risk Factors Relating to the Notes,” which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

What Are the Notes?

The notes are commodity basket-linked securities issued by Citigroup Funding Inc. that have a maturity of approximately five years. The notes pay an amount at maturity that will depend on the percentage change from the pricing date to the valuation date, in (i) the settlement price of the first nearby light, sweet crude oil futures contract traded on the New York Mercantile Exchange (“NYMEX”), (ii) the settlement price of the first nearby corn futures contract traded on the Chicago Board of Trade (“CBOT”), (iii) the settlement price of the first nearby wheat futures contract traded on the CBOT, (iv) the cash settlement price of aluminum traded on the London Metal Exchange (“LME”), (iv) the cash settlement price of copper traded on the LME, and (vi) the closing value of the S&P GSCI™ Precious Metals Excess Return Index. If the sum of the weighted percentage change in the price or value, as applicable, of each basket commodity from the pricing date to the valuation date, which we refer to as the diversified basket return percentage, is less than or greater than zero, the payment you receive at maturity will be greater than the amount of your initial investment in the notes. However, due to the participation rate, the return on the notes will most likely not be equal to and will be less than the full absolute value of the diversified basket return percentage. In particular, the return on the note will be equal to only (i) 70% to 100% (to be determined on the pricing date) of the absolute value of the diversified basket return percentage if the diversified basket return percentage is less than zero, or (ii) 50% of the diversified basket return percentage if the diversified basket return percentage is greater than zero, as applicable. If the diversified basket return percentage is equal to zero, the payment you receive at maturity will equal only the amount of your initial investment in the notes.

The notes mature on                      , 2013 and do not provide for earlier redemption by you or by us. The notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and, as a result of the guarantee, any payments due under the notes, including payment of principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

You may transfer the notes only in minimum denominations and integral multiples of US$1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC. You should refer to “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus for further information.

What Does “Principal Protected” Mean?

“Principal protected” means that your principal investment in the notes will be returned to you if the notes are held until maturity, regardless of the performance of the basket commodities over the term of the notes. However, because the notes are not principal-protected prior to maturity, you may receive less than your initial investment if you sell your notes in the secondary market prior to maturity. See “Risk Factors Relating to the Notes” for further information.

Will I Receive Interest on the Notes?

No. We will not make any periodic payments of interest on the notes or any other payments on the notes during the term of the notes.

What Will I Receive at Maturity of the Notes?

The notes will mature on                      , 2013. You will receive at maturity, for each US$1,000 principal amount of notes you hold, an amount in cash equal to US$1,000 plus a basket return amount, which may be positive or zero.

How Will the Basket Return Amount Be Calculated?

The basket return amount per note will be based on the diversified basket return percentage and will be calculated as follows:

•

If the diversified basket return percentage is less than zero, the basket return amount per note will equal the product of (i) US$1,000, (ii) the product of (x) –1 and (y) the diversified basket return percentage, and (iii) a participation rate of approximately 70% to 100% (to be determined on the pricing date).

•

If the diversified basket return percentage is greater than zero, the basket return amount per note will equal the product of (i) US$1,000, (ii) the diversified basket return percentage, and (iii) a participation rate of 50%.

•	If the diversified basket return percentage is equal to zero, the basket return amount per note will equal zero.

The diversified basket return percentage will equal the sum of the weighted percentage change in the price or value, as applicable, of each basket commodity from the pricing date to the valuation date, which we refer to as the weighted commodity return.

The weighted commodity return for each of the basket commodities will equal the following fraction:

Ending Price – Starting Price	×	applicable Weighting Percentage
Starting Price

The applicable Weighting Percentage equals (i) 30% for light, sweet crude oil; (ii) 10% for corn; (iii) 10% for wheat; (iv) 15% for aluminum; (v) 15% for copper; and (vi) 20% for the S&P GSCI™ Precious Metals Excess Return Index.

The starting price for each of the basket commodities will be reported or calculated by the calculation agent on the pricing date as described below.

The ending price for each of the basket commodities will be reported or calculated by the calculation agent on the valuation date as described below.

The starting price or ending price for light, sweet crude oil will equal the settlement price per metric barrel of West Texas Intermediate light sweet crude oil of the first nearby futures contract traded on the NYMEX, stated in U.S. dollars, as made public by the NYMEX and quoted on Reuters Screen page “2CLc1” or Bloomberg Screen page “CL1 <CMDTY>“ or any successor page on the relevant date.

The starting price or ending price for corn will equal the settlement price per bushel of deliverable grade corn of the first nearby futures contract traded on the CBOT, stated in U.S. cents, as made public by the CBOT and quoted on Reuters Screen page “0#/C:” or Bloomberg Page C1 <CMDTY> CT or any successor page on the relevant date; provided that the relevant date is at least two business days prior to both the First Notice Day and the First Delivery Day. If the relevant date is not two business days prior to both the First Notice Day and the First Delivery Day, the settlement price of the second nearby futures contract will be used, provided that in such event any reference to the first nearby corn futures contract contained in this pricing supplement will include reference to the second nearby corn futures contract.

The starting price or ending price for wheat will equal the settlement price of per bushel of deliverable grade wheat of the first nearby futures contract traded on the CBOT, stated in U.S. cents, as made public by the CBOT and quoted on Reuters Screen page”0#/W:” or Bloomberg Page W1 <CMDTY> CT or any successor page on the relevant date; provided that the relevant date is at least two business days prior to both the First Notice Day and the First Delivery Day. If the relevant date is not two business days prior to both the First Notice Day and the First Delivery Day, the settlement price of the second nearby futures contract will be used, provided that in such event any reference to the first nearby wheat futures contract contained in this pricing supplement will include reference to the second nearby wheat futures contract.

The starting price or ending price for aluminum will equal the settlement price of per ton of Cash high grade Primary Aluminum deliverable in two days traded on the LME, stated in U.S. dollars, as made public by the LME and quoted on Reuters Screen page “SETTMAL01” or Bloomberg Screen Page “LOAHDY <CMDTY>“ or any successor page on the relevant date.

The starting price or ending price for copper will equal the settlement price of per ton of Cash Copper Grade A deliverable in two days traded on the LME, stated in U.S. dollars, as made public by the LME and quoted on Reuters Screen page “SETTMCU01” or Bloomberg Screen Page “LOCADY <CMDTY>“ or any successor page on the relevant date.

The starting price or ending price for the S&P GSCI™ Precious Metals Excess Return Index will equal the closing value of the S&P GS Precious Metals Excess Return Index, stated in U.S. dollars, as made public by Goldman Sachs, Inc. or its successor and quoted on Reuters Screen page “.SPGSPMP” or Bloomberg Screen page “SPGSPMP <INDEX>“ or any successor page on the relevant date.

The first notice day for a futures contract is the first day on which a notice of intent to deliver a commodity in fulfillment of the relevant futures contract can be made as defined by the relevant exchange.

The first delivery day for a futures contract is in respect of a futures contract relating to a nearby month, the first business day of such nearby month.

In case of discrepancies between the above price source and the calculation agent regarding the identity of the relevant first/second nearby month futures contract, the contract selected by the calculation agent shall apply.

If the settlement price or closing value, as applicable, of any basket commodity on any date of determination is not reported on the relevant Reuters page or any successor page thereto, or Bloomberg page or any successor page thereto, but is otherwise published by the NYMEX, the LME, the CBOT, or S&P, as applicable, the price or closing value for that basket commodity will be determined by reference to the price or closing value of that basket commodity so published. If any settlement price or closing value, as applicable, is unavailable on any date of determination because of a market disruption event or otherwise, the price or closing value, as applicable, of that basket commodity, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the settlement price or closing value of the relevant basket commodity, as applicable, on that date obtained from as many dealers in the relevant basket commodity (which may include Citigroup Global Markets Inc. or any of our other affiliates), as applicable, but not exceeding three such dealers, as will make such price available to the calculation agent. The determination of the settlement price or closing value, as applicable, of the relevant basket commodity by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to three consecutive business days on which a market disruption event is occurring, but not past the business day prior to maturity.

For more specific information about the “basket return amount” and the “weighted commodity returns,” please see “Description of the Notes—Basket Return Amount” in this pricing supplement.

Where Can I Find Examples of Hypothetical Maturity Payments?

For examples of hypothetical maturity payments, see “Description of the Notes—Hypothetical Maturity Payment Examples” in this pricing supplement.

What Will I Receive if I Sell the Notes Prior to Maturity?

If you choose to sell your notes before maturity, you are not guaranteed to receive the full principal amount of the notes you sell. You should refer to the sections “Risk Factors Relating to the Notes—No Principal Protection Unless You Hold the Notes To Maturity,” “—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” and “—You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop” in this pricing supplement for further information. You will receive at least the full amount of the principal amount of your notes if you hold the notes at maturity.

What is the First Nearby Light, Sweet Crude Oil Futures Contract?

Unless otherwise stated, all information on the settlement price of first nearby light, sweet crude oil futures contract provided in this pricing supplement is derived from the New York Mercantile Exchange, Inc. (“NYMEX”) or other publicly available sources. A first nearby light, sweet crude oil futures contract is an exchange-traded futures contract traded on the NYMEX. It provides for the future purchase and sale of a specified type and quantity of a commodity—in this case, light, sweet crude oil, at an agreed upon price (the “settlement price”). The futures contract provides for a specified settlement month in which the commodity is to be delivered by the seller. A “first nearby” contract is the contract next scheduled for settlement. For example, as of September 5, 2008, the first nearby light, sweet crude oil futures contract is a contract for delivery of light, sweet crude oil in October 2008.

Please note that an investment in the notes does not entitle you to any ownership or other interest in light, sweet crude oil futures contracts or in the commodity underlying such contracts.

What is the First Nearby Corn Futures Contract and Wheat Futures Contract?

Unless otherwise stated, all information on the settlement price of the first nearby corn futures contracts or wheat futures contracts in this pricing supplement is derived from the Chicago Board of Trade (“CBOT”) or other publicly available sources. A first nearby corn futures contract or wheat futures contract is an exchange-traded futures contract traded on the CBOT. It provides for the future purchase and sale of a specified type and quantity of a commodity—in this case, corn or wheat, as applicable, at an agreed upon price (the “settlement price”). The futures contract provides for a specified settlement month in which the commodity is to be delivered by the seller. A “first nearby” contract is the contract next scheduled for settlement. For example, as of September 5, 2008, the first nearby corn contract is a contract for delivery of corn in October 2008. In some particular instances we will make reference to the second nearby futures contract. For more specific information about the second nearby please see “Description of the Notes—Basket Return Amount” in this pricing supplement.

What is the Cash Settlement Price for Aluminum and Copper?

Unless otherwise stated, all information on the cash settlement prices of aluminum and copper provided in this pricing supplement is derived from the London Metal Exchange Ltd. or other publicly available sources. The LME provides a transparent forum for the trading of futures contracts for non-ferrous metals and plastics. As a result of this trading, daily prices are “discovered” and published by the LME which the physical industry around the world use as the basis of price negotiations for the physical sale or purchase of metals or plastics. The cash settlement price for aluminum and copper is set daily during the second “ring” or round of trading at the LME, during which session only those broker members permitted to take part in ring trading may process their clients’ orders on the trading floor. At present, there are 11 “ring dealers.” The cash settlement price is the last cash offer price quoted for the relevant metal at the end of the five-minute ring relating to that metal in the second ring session of the day.

Please note that an investment in the notes does not entitle you to any ownership or other interest in aluminum or copper.

Who Publishes the S&P GSCI™ Precious Metals Excess Return Index and What Does It Measure?

Unless otherwise stated, all information on the S&P GSCI™ Precious Metals Excess Return Index provided in this pricing supplement is derived from Standard & Poor’s, which we refer to as S&P, or other publicly available sources. The S&P GSCI™ Precious Metals Excess Return Index is published by S&P and is a sub-index of the S&P GSCI™ Excess Return Index. The S&P GSCI™ Precious Metals Excess Return Index contains two precious metal commodities—gold and silver—and measures the excess return potential available from investing in futures contracts for these two precious metals commodities and rolling them forward each month. For further information on the S&P GSCI™ Precious Metals Excess Return Index, including its makeup, method of calculation and changes in its components, see “Description of the S&P GSCI™ Precious Metals Excess Return Index” in this pricing supplement.

Please note that an investment in the notes does not entitle you to any ownership or other interest in respect of the future contracts or the commodities underlying the S&P GSCI™ Precious Metals Excess Return Index.

How Have the Basket Commodities Performed Historically?

We have provided graphs showing the daily settlement prices or closing values, as applicable, of each basket commodity, as reported on Bloomberg, from January 2, 2003 to September 5, 2008, and tables showing the high and low values of each basket commodity for each quarter since the first quarter of 2003. You can find these graphs and tables in the sections “Description of the First nearby Light Sweet Crude Oil Futures Contract” “Description of the First nearby Corn Futures Contract and Wheat Futures Contract,” “Description of the Cash Settlement Prices of Aluminum and Copper” and “Description of the S&P GSCI™ Precious Metals Excess Return Index” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the value of each basket commodity in recent years. However, past performance is not indicative of how any of the basket commodities will perform in the future.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the basket commodities or one or more of the commodities or futures contracts underlying the S&P GSCI™ Precious Metals Excess Return Index or in other instruments, such as options, swaps or futures, based on one or more of the basket commodities or one or more of the commodities or futures contracts underlying the S&P GSCI™ Precious Metals Excess Return Index. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to

“Risk Factors Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets Inc., its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

Because the notes are contingent payment debt obligations of Citigroup Funding, U.S. Holders of a note will be required to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the note, which yield will be assumed to be         % per year, compounded semi-annually. This tax OID (computed at the assumed comparable yield) will be includible in a U.S. Holder’s gross income (as ordinary income) over the term of the note, although holders will receive no payments on the notes prior to maturity. The assumed comparable yield is based on a rate at which Citigroup Funding would issue a similar debt obligation with no contingent payments. The amount of the tax OID is calculated based in part on an assumed amount representing all amounts payable on the Notes. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payments to be made in respect of, a note. If the amount we actually pay at maturity is, in fact, less than this assumed amount, then a U.S. holder will have recognized taxable income in periods prior to maturity that exceeds that holder’s economic income from holding the note during such periods (with an offsetting ordinary loss). If the amount we actually pay at maturity is, in fact, higher than this assumed amount, then a U.S holder will be required to include such additional amount as ordinary income. If a U.S. Holder disposes of the note prior to maturity, the U.S. holder will be required to treat any gain recognized upon the disposition of the note as ordinary income (rather than capital gain). You should refer to “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

Will the Notes Be Listed on a Stock Exchange?

No. The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s and Citigroup Inc.’s Affiliates, Citigroup Global Markets Inc. and Citibank, N.A.?

Our affiliate, Citigroup Global Markets Inc. is the agent for the offering and sale of the notes. After the initial offering, Citigroup Global Markets and/or other of our affiliated dealers currently intend, but are not obligated, to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section “Plan of Distribution” in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them.

Our affiliate, Citibank, N.A., will act as calculation agent for the notes. Potential conflicts of interest may exist between Citibank, N.A. as calculation agent and you as a holder of the notes.

Are There Any Risks Associated With My Investment?

Yes. The notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of the basket commodities, and other events that are difficult to predict and beyond our control.

The Return on Your Notes May Be Limited to Your Initial Investment

The amount of the maturity payment will be based on the diversified basket return percentage, which is the sum of the weighted commodity return for each basket commodity. If the diversified basket return percentage is equal to zero, the payment you receive at maturity will be limited to the amount of your initial investment in the notes. This will be true even if the price of one or more of the basket commodities was greater than or less than its starting price at one or more times from the pricing date to the valuation date, but because of the price of the basket commodities on the valuation date and the weighting percentage applied, the sum of the weighted commodity returns on the valuation date is equal to zero.

The Use of the Sum of the Weighted Commodity Return for each Basket of Commodity Instead of a Single Commodity Return May Lower the Return on Your Investment

Because the basket return amount will be based on the absolute value of the sum of the weighted commodity return for each basket commodity, a significant increase or decrease in the ending price of one basket commodity relative to its starting price may be substantially or entirely offset by a converse decrease or increase in the ending price of the other basket commodities relative to their starting prices during the term of the notes.

The Participation Rate Will Have the Effect of Reducing Your Return on the Notes

Because the basket return amount will be determined after applying a participation rate equal to 70% to 100% (to be determined on the pricing date) of the diversified basket return percentage if such percentage is negative, or 50% of the diversified basket return percentage if such percentage is positive, as the case may be, your return on the notes will be reduced and will be less than 100% of the absolute value of the diversified basket return percentage.

No Principal Protection Unless You Hold the Notes to Maturity

You will be entitled to receive at least the full principal amount of your notes only if you hold the notes to maturity. The market value of the notes may fluctuate and, because the notes are not principal-protected prior to maturity, you may receive less than your initial investment if you sell your notes in the secondary market prior to maturity.

The Yield on the Notes May Be Lower Than the Yield On a Standard Debt Security of Comparable Maturity

The notes do not pay interest. As a result, if the diversified basket return percentage is negative and its absolute value is less than         %, or if the diversified return percentage is positive and less than         %, the effective yield on your notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

The Prices of the Basket Commodities and the Prices of the Precious Metals Commodities Underlying the S&P GSCI™ Precious Metals Excess Return Index Are Highly Volatile and Affected by Many Complex Factors

The settlement prices of the light, sweet crude oil futures contract are highly volatile. They are affected by numerous factors in addition to economic activity. These include political events, weather, labor activity and especially direct government intervention, such as embargos, and supply disruptions in major oil producing or consuming regions such as the Middle East, the United States, Latin America and Russia. Such events tend to affect oil prices worldwide, regardless of the location of the event. The outcome of meetings of the Organization of Petroleum Exporting Countries can particularly affect world oil supply and oil prices. Market expectations about these events and speculative activity can also cause prices to fluctuate. Furthermore, any changes in the policies or regulations of the NYMEX or other regulators could also affect the settlement price of the light, sweet crude oil futures contract.

The settlement prices of the corn futures contract and wheat futures contract are highly volatile and are affected by numerous factors in addition to economic activity. These includes changes in supply and demand relationships; weather; agricultural, trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; and changes in interest rates. Market expectations about these events and speculative activity can also cause prices to fluctuate. Furthermore, any changes in the policies or regulations of the CBOT or other regulators could also affect the settlement price of the corn futures contract or wheat futures contract.

The cash settlement prices of metals, like aluminum and copper, are highly volatile and are affected by numerous factors in addition to economic activity. These include disruptions in major metal producing or consuming regions such as Latin America, the United States and Africa. Such events tend to affect metal cash settlement prices worldwide, regardless of the location of the event.

The market prices of the precious metal commodity interests underlying the S&P GSCI™ Precious Metals Excess Return Index are volatile and may fluctuate rapidly based on numerous factors. These include, among other things, changes in supply and demand relationships; weather; agricultural, trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; and changes in interest rates. This may in turn result in volatile changes in the S&P GSCI™ Precious Metals Excess Return Index and thus, the basket return amount and the market value of the notes.

It is not possible to predict the aggregate effect of all or any combination of the above factors on the relevant basket commodity settlement price or closing value, as applicable. However, the combination of factors and their different effect on each basket commodity may reduce the basket return amount and the market value of the notes.

Higher Future Prices of Futures Contracts Included in the S&P GSCI™ Precious Metals Excess Return Index Relative to Their Current Prices May Lead to a Decrease in the Basket Return Amount

Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts included in the S&P GSCITM Precious Metals Excess Return Index approach expiration, they are replaced by futures contracts that have a later expiration. Thus, for example, a futures contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield,” without necessarily being indicative of the performance of the contracts. However, backwardation will most likely not exist at all times.

Moreover, the contracts included in the S&P GSCITM Precious Metals Excess Return Index have historically traded in markets in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the S&P GSCITM Precious Metals Excess Return Index and thus, the basket return amount.

Changes in the Composition and Valuation of the S&P GSCI™ Precious Metals Excess Return Index May Adversely Affect the Amount You Receive at Maturity and the Market Value of the Notes

The composition of the S&P GSCITM Precious Metals Excess Return Index may change over time, as additional commodities satisfy the eligibility criteria or commodities currently included in the S&P GSCITM Precious Metals Excess Return Index fail to satisfy such criteria. The weighting factors applied to each commodity included in the S&P GSCITM Precious Metals Excess Return Index change annually, based on changes in commodity production statistics. In addition, S&P, in consultation with its Index Committee, may modify the methodology for determining the composition and weighting of the S&P GSCITM Precious Metals Excess Return Index and for calculating their value in order to assure that the S&P GSCITM Precious Metals Excess Return Index represents a measure of the performance over time of the markets for the underlying commodities. A number of modifications to the methodology for determining the contracts to be included in the commodity indices, and for valuing the commodity indices, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the basket return amount and the market value of the notes.

The Notes Will Not Be Regulated by the Commodity Futures Trading Commission

Unlike an investment in the notes, an investment in a collective investment vehicle that invests futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator. Because the notes are not interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of the notes in the secondary market will be affected by supply of and demand for the notes, the price or closing value, as applicable, of each of the basket commodities, and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

The Settlement Price or Closing Value, as Applicable, of the Basket Commodities. We expect that the market value of the notes at any given time will likely depend substantially on the changes, if any, in the settlement price or closing value, as applicable, of each of the basket commodities from their respective starting prices. In this respect, the relevant futures contract will be the first nearby futures contract as of the maturity date, and not as of any interim dates before maturity. If you choose to sell your notes when the basket commodities’ prices or closing value, as applicable, are close to their starting prices, you will likely receive less than the amount you originally invested.

The settlement price or closing value, as applicable, of each basket commodity will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets on which the commodities are traded. Some of these factors are described in more detail in “—The Prices of the Basket Commodities Are Highly Volatile and Affected by Many Complex Factors” and “ – Trading in Futures Contracts Associated with Physical Commodities is Speculative and Can Be Extremely Volatile” above.

Volatility of the Basket Commodities. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the basket commodities’ prices or closing value, as applicable, during the term of the notes changes, the market value of the notes may change.

Suspension or Disruption of Futures Trading May Adversely Affect the Value of the Notes. The futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the cessation of trading in futures contracts, the participation of speculators and government and futures exchange regulation and intervention, any of which could reduce the settlement price of the first nearby light, sweet crude oil futures contract, first nearby corn futures contract, the first nearby wheat futures contract, the cash settlement price of aluminum and copper, or one or more components of the S&P GSCI™ Precious Metals Excess Return Index, and thus the value of the S&P GSCI™ Precious Metals Excess Return Index, and thus, the value of the underlying basket and the market value of the notes. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuations” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once a limit price has been reached in a particular contract, no trade may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These price distortions or disruptions may affect the settlement price of the first nearby light, sweet crude oil futures contract, the first nearby corn futures contract, the first nearby wheat futures contract, the cash settlement price of aluminum and copper, or one or more components of the S&P GSCI™ Precious Metals Excess Return Index, and thus the value of the S&P GSCI™ Precious Metals Excess Return Index.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount. As a result of a “time premium” or “discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the basket commodities’ prices or closing value, as applicable, the longer the time remaining to maturity. A “time premium” or “discount” results from expectations concerning the basket commodities’ prices or closing value, as applicable, during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this “time premium” or “discount” may diminish, thereby increasing or decreasing the market value of the notes.

Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in one or more of the basket commodities or one or more of the futures contracts underlying the S&P GSCITM Precious Metals Excess Return Index or in other instruments, such as options, swaps or futures, based upon one or more of the basket commodities or one or more of the futures contracts underlying the S&P GSCITM Precious Metals Excess Return Index. This hedging activity could affect the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Credit Ratings, Financial Condition and Results. Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit ratings, financial condition or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the notes attributable to another factor.

The Historical Performance of the Basket Commodities Is Not an Indication of the Future Performance of the Basket Commodities

The historical performance of each of the basket commodities, which is included in this pricing supplement, should not be taken as an indication of the future performance of the relevant basket commodity during the term of the notes. Changes in the value of each basket commodity will affect the trading price of the notes, but it is impossible to predict whether the value of any of the basket commodities will rise or fall.

You Will Not Have Any Rights with Respect to the Basket Commodities

You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, the basket commodities. The notes are debt securities issued by Citigroup Funding, not an interest in the basket commodities or a futures contract or commodity option based on the price of one or all of the basket commodities.

You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop

The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

Citibank N.A. Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citibank N.A, which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citibank N.A’s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

DESCRIPTION OF THE NOTES

The description in this pricing supplement of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus and prospectus supplement.

General

The Principal-Protected Notes Based Upon a Diversified Basket of Commodities Due 2013 (the “Notes”) are commodity basket-linked securities issued by Citigroup Funding that have a maturity of approximately five years. The Notes pay an amount at maturity that will depend on the percentage change in the settlement price or closing value, as applicable, of the each Basket Commodity from the Pricing Date to the Valuation Date (each such change, a “Commodity Return”) as measured by (i) in the case of light, sweet crude oil, the settlement price of the first nearby light, sweet crude oil Futures Contract traded on the NYMEX, (ii) in the case of corn, the settlement price of the first nearby corn Futures Contract traded on the CBOT, (iii) in the case of wheat, the settlement price of the first nearby wheat Futures Contract traded on the CBOT (iv) in the case of aluminum, the cash settlement price of aluminum traded on the LME, (v) in the case of copper, the cash settlement of copper traded on the LME and (vi) in the case of the S&P GSCI™ Precious Metals Excess Return Index, the closing value of the S&P GSCI™ Precious Metals Excess Return Index. Each Commodity Return will be given the following applicable weights: (i) 30% for light, sweet crude oil; (ii) 10% for corn; (iii) 10% for wheat; (iv) 15% for aluminum; (v) 15% for copper; and (vi) 20% for the S&P GSCI™ Precious Metals Excess Return Index. If the sum of the percentage change in the settlement price or closing value, as applicable, for each Basket Commodity from the Pricing Date to the Valuation Date, expressed as a percentage, which we refer to as the Diversified Basket Return Percentage, is equal to zero, the payment you receive at maturity will equal the amount of your initial investment in the Notes. If the Diversified Basket Return Percentage is lesser or greater than zero, the payment you receive at maturity will be greater than the amount of your initial investment in the Notes. However, due to the Participation Rate your return on the Notes will most likely be less than 100% of the absolute value of the Diversified Return Percentage.

The Notes are a series of debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus supplement and prospectus and any payments due under the Notes are fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of Notes issued will be US$             (             Notes). The Notes will mature on                     , 2013, will constitute part of the senior debt of Citigroup Funding, and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. As a result of the Citigroup Inc. guarantee, any payments due under the Notes, including payment of principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The Notes will be issued only in fully registered form and in denominations of US$1,000 per Note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

We will not make any periodic payments of interest on the Notes.

Payment at Maturity

The Notes will mature on                     , 2013. You will receive at maturity, for each US$1,000 principal amount of Notes you hold, an amount in cash equal to US$1,000 plus a Basket Return Amount, which may be positive or zero.

Basket Return Amount

The Basket Return Amount per Note will be based on the Diversified Basket Return Percentage and will be calculated as follows:

•

If the Diversified Basket Return Percentage is less than zero, the Basket Return Amount per Note will equal the product of (i) US$1,000, (ii) the product of (x) –1 and (y) the Diversified Basket Return Percentage, and (iii) a Participation Rate of approximately 70% to 100% (to be determined on the Pricing Date).

•

If the Diversified Basket Return Percentage is greater than zero, the Basket Return Amount per Note will equal the product of (i) US$1,000, (ii) the Diversified Basket Return Percentage, and (iii) a Participation Rate of 50%.

•	If the Diversified Basket Return Percentage is equal to zero, the Basket Return Amount per Note will equal zero.

The Diversified Basket Return Percentage will equal the sum of the weighted percentage change in the price or value, as applicable, of each Basket Commodity from the Pricing Date to the Valuation Date, which we refer to as the Weighted Commodity Return.

The Weighted Commodity Return for each of the Basket Commodities will equal the following fraction:

Ending Price – Starting Price	×	applicable Weighting Percentage
Starting Price

The applicable Weighting Percentage equals (i) 30% for light, sweet crude oil; (ii) 10% for corn; (iii) 10% for wheat; (iv) 15% for aluminum; (v) 15% for copper; and (vi) 20% for the S&P GSCI™ Precious Metals Excess Return Index.

The Starting Price for each of the Basket Commodities will be reported or calculated by the Calculation Agent on the Pricing Date as described below.

The Ending Price for each of the Basket Commodities will be reported or calculated by the Calculation Agent on the Valuation Date as described below.

The Starting Price or Ending Price for light, sweet crude oil will equal the settlement price per metric barrel of West Texas Intermediate light sweet crude oil of the first nearby futures contract traded on the NYMEX, stated in U.S. dollars, as made public by the NYMEX and quoted on Reuters Screen page “2CLc1” or Bloomberg Screen page “CL1 <CMDTY>” or any successor page on the relevant date.

The Starting Price or Ending Price for corn will equal the settlement price per bushel of deliverable grade corn of the first nearby futures contract traded on the CBOT, stated in U.S. cents, as made public by the CBOT and quoted on Reuters Screen page “0#/C:” or Bloomberg Page C1 <CMDTY> CT or any successor page on the relevant date; provided that the relevant date is at least two Business Days prior to both the First Notice Day and the First Delivery Day. If the relevant date is not two business days prior to both the First Notice Day and the First Delivery Day, the settlement price of the second nearby futures contract will be used, provided that in such event any reference to the first nearby corn futures contract contained in this pricing supplement will include reference to the second nearby corn futures contract.

The Starting Price or Ending Price for wheat will equal the settlement price of per bushel of deliverable grade wheat of the first nearby futures contract traded on the CBOT, stated in U.S. cents, as determined by the CBOT and quoted on Reuters Screen page”0#/W:” or Bloomberg Page W1 <CMDTY> CT or any successor page on the relevant date; provided that the relevant date is at least two Business Days prior to both the First

Notice Day and the First Delivery Day. If the relevant date is not two business days prior to both the First Notice Day and the First Delivery Day, the settlement price of the second nearby futures contract will be used, provided that in such event any reference to the first nearby wheat futures contract as contained in this pricing supplement will include reference to the second nearby wheat futures contract.

The Starting Price or Ending Price for aluminum will equal the settlement price of per ton of Cash high grade Primary Aluminum deliverable in two days traded on the LME, stated in U.S. dollars, as determined by the LME and quoted on Reuters Screen page “SETTMAL01” or Bloomberg Screen Page “LOAHDY <CMDTY>” or any successor page on the relevant date.

The Starting Price or Ending Price for copper will equal the settlement price of per ton of Cash Copper Grade A deliverable in two days traded on the LME, stated in U.S. dollars, as determined by the LME and quoted on Reuters Screen page “SETTMCU01” or Bloomberg Screen Page “LOCADY <CMDTY>” or any successor page on the relevant date.

The Starting Price or Ending Price for the S&P GSCI™ Precious Metals Excess Return Index will equal the closing value of the S&P GS Precious Metals Excess Return Index, stated in U.S. dollars, as published by Goldman Sachs, Inc. or its successor and quoted on Reuters Screen page “.SPGSPMP” or Bloomberg Screen page “SPGSPMP <INDEX>” or any successor page on the relevant date.

The First Notice Day for a futures contract is the first day on which a notice of intent to deliver a commodity in fulfillment of the relevant futures contract can be made as defined by the relevant exchange.

The First Delivery Day for a futures contract is in respect of a futures contract relating to a nearby month, the first Business Day of such nearby month.

In case of discrepancies between the above price source and the Calculation Agent regarding the identity of the relevant First/Second Nearby Month Futures Contract, the contract selected by the Calculation Agent shall apply.

If the Settlement Price or Closing Value, as applicable, of any Basket Commodity on any date of determination is not reported on the relevant Reuters page or any successor page thereto, or Bloomberg page or any successor page thereto, but is otherwise published by the NYMEX, the LME, the CBOT, or S&P, as applicable, the price or closing value for that basket commodity will be determined by reference to the Settlement Price or Closing Value of that Basket Commodity so published. If any Settlement Price or Closing Value, as applicable, is unavailable on any date of determination because of a Market Disruption Event or otherwise, the settlement price or closing value, as applicable, of that Basket Commodity, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the Settlement Price or Closing Value of the relevant basket commodity, as applicable, on that date obtained from as many dealers in the relevant Basket Commodity as applicable, (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such price available to the Calculation Agent. The determination of the Settlement Price or Closing Value, as applicable, of the relevant Basket Commodity by the Calculation Agent in the event of a Market Disruption Event may be deferred by the Calculation Agent for up to three consecutive Business Days on which a Market Disruption Event is occurring, but not past the Business Day prior to maturity.

The Pricing Date means the date on which the Notes are priced for initial sale to the public.

The Valuation Date will be the fifth Business Day before maturity.

A Business Day means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York or in London, England are authorized or obligated by law or executive order to close; provided that with respect to light sweet crude oil only, a Business Day means any day on which the NYMEX is open for trading and the settlement price of the first nearby light, sweet crude oil futures contract is calculated and published; provided, further, that with respect to aluminum or copper only, a Business Day means any day on which the LME is open for trading and the cash settlement price of aluminum and copper is calculated and published; provided, further, that with respect to corn or wheat only, a Business Day means any day on which the CBOT is open for trading and the settlement price of the first nearby corn or wheat future contract is calculated and published; provided, further, that with respect to the S&P GSCI™ Precious Metals Excess Return Index, a Business Day means a day, as determined by the Calculation Agent, on which the S&P GSCI™ Precious Metals Excess Return Index is calculated and published and on which futures contracts comprising more than 80% of the value of that index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the S&P GSCI™ Precious Metals Excess Return Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

A Market Disruption Event means:

•

(a) in the case of the S&P GSCI™ Precious Metals Excess Return Index, as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (1) futures contracts which then comprise 20% or more of the value of the S&P GSCI™ Precious Metals Excess Return Index or any successor index, (2) any options or futures contracts, or any options on such futures contracts relating to the S&P GSCI™ Precious Metals Excess Return Index or any successor index or (3) any options or futures contracts relating to futures contracts which then comprise 20% or more of the value of the S&P GSCI™ Precious Metals Excess Return Index or any successor index on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a futures contract included in the S&P GSCI™ Precious Metals Excess Return Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that futures contract to the value of the S&P GSCI™ Precious Metals Excess Return Index will be based on a comparison of the portion of the value of the S&P GSCI™ Precious Metals Excess Return Index attributable to that futures contract relative to the overall value of the basket of commodities, in each case immediately before that suspension or limitation.

•

(b) in the case of all other Basket Commodities, as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (1) a Basket Commodity or (2) any options or futures contracts, or any options on such futures contracts relating to a Basket Commodity on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

Hypothetical Maturity Payment Examples

The examples below show the hypothetical maturity payments to be made on an investment of US$1,000 principal amount of Notes based on various Ending Prices of the Basket Commodities. The following examples of hypothetical maturity payment calculations are based on the following assumptions:

•	Issue Price: US$1,000 per Note

•	Starting Price of First Nearby Light, Sweet Crude Oil Futures Contract: US$120.00

•	Starting Price of First Nearby Corn Futures Contract: US$5.90

•	Starting Price of First Nearby Wheat Futures Contract: US$8.90

•	Starting Price of Aluminum: US$2,700.00

•	Starting Price of Copper: US$7,800.00

•	Starting Value of the S&P GSCI™ Precious Metal Excess Return Index: US$125.00

•	Applicable Weighting Percentages:

•	Sweet Crude Oil: 30%

•	Corn: 10%

•	Wheat: 10%

•	Aluminum: 15%

•	Copper: 15%

•	S&P GSCI™ Precious Metals Excess Return Index: 20%

•	Issue Date: September 30, 2008

•	Maturity Date: September 30, 2013

•	The Notes are purchased on the Issue Date and are held through the Maturity Date.

•	Participation Rate equals 50% Diversified Basket Return Percentage is greater than zero.

•	Participation Rate equals 85% if the Diversified Basket Return Percentage is less than zero.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual maturity payment will depend on the actual Basket Return Amount, which, in turn, will depend on the actual Starting Price and Ending Price of each Basket Commodity and on the applicable Participation Rate.

	Hypothetical Ending Commodity Levels							Hypothetical Weighted Commodity Returns (1)
	Light, Sweet Crude Oil (US$)	Corn (US$)	Wheat (US$)	Aluminum (US$)	Copper (US$)	S&P GSCI Precious Metals Excess Return Index	Light, Sweet Crude Oil (US$)	Corn (US$)	Wheat (US$)	Aluminum (US$)	Copper (US$)	S&P GSCI Precious Metals Excess Return Index
1	78.6500	3.2400	4.9125	78.6500	78.6500	91.57	-10.34%	-4.51%	-4.48%	-4.44%	-11.15%	-5.35%
2	101.0700	4.1500	9.4800	101.0700	101.0700	63.73	-4.73%	-2.96%	0.65%	-5.84%	-7.52%	-9.80%
3	90.4500	2.5950	4.8500	90.4500	90.4500	117.58	-7.39%	-5.60%	-4.55%	1.73%	-6.55%	-1.19%
4	81.6200	3.6150	8.1425	81.6200	81.6200	109.14	-9.60%	-3.87%	-0.85%	8.37%	-5.68%	-2.54%
5	102.5300	4.7900	8.8700	102.5300	102.5300	92.85	-4.37%	-1.88%	-0.03%	7.64%	-5.89%	-5.14%
6	131.1000	5.1875	6.8125	131.1000	131.1000	99.20	2.78%	-1.21%	-2.35%	7.23%	-2.06%	-4.13%
7	117.7800	5.6325	9.8875	117.7800	117.7800	91.05	-0.56%	-0.45%	1.11%	7.84%	4.23%	-5.43%
8	125.2500	6.1875	9.3450	125.2500	125.2500	113.96	1.31%	0.49%	0.50%	7.83%	4.31%	-1.77%
9	122.9100	3.8275	11.9825	122.9100	122.9100	133.46	0.73%	-3.51%	3.46%	17.58%	5.39%	1.35%
10	158.3900	7.2150	17.5275	158.3900	158.3900	120.68	9.60%	2.23%	9.69%	5.57%	5.96%	-0.69%

	Hypothetical Diversified Basket Return Percentage	Hypothetical Basket Return Amount (2)	Hypothetical Payment at Maturity (3)	Hypothetical Note Return	Hypothetical Note Return (% per annum)
1	-40.264%	$342.24	$1,342.24	34.22%	6.84%
2	-30.199%	$256.69	$1,256.69	25.67%	5.13%
3	-23.554%	$200.21	$1,200.21	20.02%	4.00%
4	-14.174%	$120.48	$1,120.48	12.05%	2.41%
5	-9.675%	$82.24	$1,082.24	8.22%	1.64%
6	0.268%	$1.34	$1,001.34	0.13%	0.03%
7	6.735%	$33.67	$1,033.67	3.37%	0.67%
8	12.672%	$63.36	$1,063.36	6.34%	1.27%
9	25.002%	$125.01	$1,125.01	12.50%	2.50%
10	32.363%	$161.81	$1,161.81	16.18%	3.24%

(1)	Hypothetical Weighted Commodity Return for each Basket Commodity = [(Ending Price – Starting Price)/ Starting Price] x Applicable Weighting Percentage

(2)	Hypothetical Basket Return Amount:

•	If the Diversified Basket Return Percentage is less than zero, the product of (i) US$1,000, (ii) the product of (x) -1 and (y) the Diversified Basket Return Percentage, and (iii) 85%.

•	If the Diversified Basket Return Percentage is greater than zero, the product of (i) US$1,000, (ii) the Diversified Basket Return Percentage, and (iii) 50%.

•	If the Diversified Basket Return Percentage is equal to zero, the Basket Return Amount will equal zero.

(3)	Hypothetical Payment at Maturity = US$1,000 + Basket Return Amount, provided that the Basket Return Amount will be positive or zero.

Discontinuance of the Index

If S&P discontinues publication of the S&P GSCI™ Precious Metals Excess Returns Index, and if S&P or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the relevant index, then the value of the relevant index will be determined by reference to the value of that index, which we refer to as a “successor index.”

Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause notice to be furnished to the registered holders of the Notes.

If S&P discontinues the publication of the S&P GSCI™ Precious Metals Excess Return Index and a successor index is not selected by the Calculation Agent or is no longer published on any date of determination of the value of the S&P GSCI™ Precious Metals Index, the value to be substituted for the S&P GSCI™ Precious Metals Excess Return Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the relevant index prior to any such discontinuance.

If S&P discontinues publication of the S&P GSCI™ Precious Metals Excess Return Index prior to the determination of the Basket Return Amount and the Calculation Agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of (a) the determination of the Basket Return Amount and (b) a determination by the Calculation Agent that a successor index is available, the Calculation Agent will determine the value that is to be used in computing the value of the S&P GSCI™ Precious Metals Excess Return Index or the relevant index as described in the preceding paragraph.

If a successor index is selected or the Calculation Agent calculates a substitute for the relevant index as described above, the successor index or value will be substituted for the relevant index for all purposes, including for purposes of determining whether a Business Day or Market Disruption Event occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P GSCI™ Precious Metals Excess Return Index may adversely affect the market value of the Notes. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the S&P GSCI™ Precious Metals Excess Return Index or a successor index is changed in any material respect, or if the S&P GSCI™ Precious Metals Excess Return Index or a successor index is in any other way modified so that the value of the S&P GSCI™ Precious Metals Excess Return Index or a successor index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, made those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a commodity index comparable to the S&P GSCI™ Precious Metals Excess Return Index or the successor index as if the changes or modifications had not been made, and calculate the value of the index with reference to the S&P GSCI™ Precious Metals Excess Return Index or the successor index. Accordingly, if the method of calculating the S&P GSCI™ Precious Metals Excess Return Index or the successor index is so modified that the value of the S&P GSCI™ Precious Metals Excess Return Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Default Interest Rate

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of         %

per annum on the unpaid amount due. If default interest is required to be calculated for a period of less than one year, it will be calculated on the basis of the actual number of days elapsed and a 360-day year consisting of twelve 30-day months.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon, formerly known as the Bank of New York, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

Calculation Agent

The Calculation Agent for the Notes will be Citibank N.A. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Because the Calculation Agent is an affiliate of Citigroup Funding and Citigroup Inc., potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due to holders of the Notes. Citibank N.A. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE FIRST NEARBY, LIGHT SWEET CRUDE OIL FUTURES CONTRACT

General

The Basket Return Amount, if any, will be determined in part by reference to the settlement price of the first nearby light, sweet crude oil futures contract traded on the NYMEX. We have derived all information regarding the first nearby light, sweet crude oil contract and the NYMEX from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by, the NYMEX. We make no representation or warranty as to the accuracy or completeness of such information.

The Futures Market

An exchange-traded futures contract, such as the light, sweet crude oil futures contract traded on the NYMEX, provides for the future purchase and sale of a specified type and quantity of a commodity. The contract provides for a specified settlement month in which the commodity is to be delivered by the seller.

Futures contracts are traded on organized exchanges such as the NYMEX, known as “contract markets,” through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to a futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a contract holder may elect to close out its position (either long or short) by taking an opposite position on the exchange on which the position is held. This operates to terminate the position and fix the contract holder’s profit or loss.

U.S. futures markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission (“CFTC”). Because the Notes do not constitute regulated futures contracts or investments in regulated futures contracts, holders of the Notes will not benefit from any clearing house guarantees or any regulatory protections of the CFTC.

The New York Mercantile Exchange

The NYMEX is the largest exchange in the world for the trading of energy futures and options contracts, including contracts for light, sweet crude oil, unleaded gasoline, heating oil and natural gas. The NYMEX conducts trading in its futures contracts through an open-outcry trading floor during the trading day and through the day and after hours through an Internet-based electronic platform.

The First Nearby Light, Sweet Crude Oil Futures Contract

The first nearby light, sweet crude oil futures contract trades in units of 1,000 barrels and the delivery point is Cushing, Oklahoma. The contract provides for delivery of several grades of domestic and internationally traded foreign light, sweet crude oils. It may be settled by delivery of West Texas Intermediate, Low Sweet Mix, New Mexican Sweet, North Texas Sweet or South Texas Sweet.

A “first nearby” contract is the contract next scheduled for delivery. For example, as of September 5, 2008, the first nearby light, sweet crude oil futures contract is the October 2008 futures contract, which is a contract for delivery of light, sweet crude oil in October 2008.

NYMEX Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by NYMEX. NYMEX makes no representation or warranty, express or implied, to the purchasers of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of NYMEX commodity futures prices to track general commodity market performance. NYMEX has no relationship to Citigroup Funding and NYMEX commodity futures prices are determined, composed and calculated by NYMEX without regard to any of Citigroup Funding or the Notes. NYMEX has no obligation to take the needs of Citigroup Funding or the owners of the Notes into consideration in determining, composing or calculating any NYMEX commodity futures settlement price. NYMEX is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. NYMEX has no obligation or liability in connection with the administration, marketing or trading of the Notes.

NYMEX does not guarantee the quality, accuracy and/or completeness of (i) statements made herein or in any other materials used to describe, market and/or sell the Notes, or (ii) the NYMEX commodity futures prices used in computing the return on the Notes. NYMEX makes no warranty, express or implied, as to results to be obtained by Citigroup Funding, owners of the Notes, or any other person or entity from the use of the warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the NYMEX commodity futures prices used in computing the return on the Notes and is not liable for any error or omission in any price used in connection with the Notes. Without limiting any of the foregoing, in no event shall NYMEX have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

Historical Data on the First Nearby Light, Sweet Crude Oil Futures Contract

The following table sets forth, for each of the quarterly periods indicated, the high and low settlement price of the first nearby light, sweet crude oil futures contract traded on the NYMEX, as reported by Reuters. These historical data on the first nearby light, sweet crude oil futures contract are not indicative of the future performance of the first nearby light, sweet crude oil futures contract or what the value of the Notes may be. Any historical upward or downward trend in the settlement price of the first nearby light, sweet crude oil futures contract during any period set forth below is not an indication that the settlement price of the first nearby light, sweet crude oil futures contract is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low
2003
Quarter
First	$37.83	$26.91
Second	32.36	25.24
Third	32.39	26.96
Fourth	33.71	28.47
2004
Quarter
First	38.18	32.48
Second	42.33	34.27
Third	49.9	38.39
Fourth	55.17	40.71
2005
Quarter
First	56.72	42.12
Second	60.54	46.8
Third	69.81	56.72
Fourth	65.47	56.14
2006
Quarter
First	68.35	57.65
Second	75.17	66.23
Third	77.03	60.46
Fourth	63.72	55.81
2007
Quarter
First	66.03	50.48
Second	70.68	61.47
Third	83.32	69.26
Fourth	98.18	79.02
2008
Quarter
First	110.33	86.99
Second	140.21	100.98
Third (through September 5)	145.29	106.49

The settlement price of the first nearby light, sweet crude oil futures contract traded on the NYMEX on September 5, 2008, as quoted on Reuters Screen page “2CLc1”, was $106.49.

The following graph illustrates the historical performance of the first nearby light, sweet crude oil futures contract traded on the NYMEX based on the daily settlement price thereof from January 2, 2003 through September 5, 2008. Past movements of the first nearby light, crude sweet oil futures contract are not indicative of future settlement prices of the first nearby light, sweet crude oil futures contract.

DESCRIPTION OF THE FIRST NEARBY CORN AND WHEAT FUTURES CONTRACT

General

Return on the notes, if any, will be determined by reference to the settlement prices of the corn and wheat futures contracts traded on the Chicago Board of Trade, or CBOT. We have derived all information regarding the corn and wheat futures contracts and the CBOT from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by, the CBOT. We make no representation or warranty as to the accuracy or completeness of such information.

The Chicago Board of Trade

The Chicago Board of Trade (CBOT®), established in 1848, is a leading futures and futures-options exchange. Fifty different futures and options products are traded at the CBOT by open auction and electronically. These products include agricultural commodities, such as corn, wheat, oats and soybeans, and non-storable agricultural commodities and non-agricultural products.

The First Nearby Corn Futures Contract

The first nearby corn futures contract trades in units of 5,000 bushels. The contract provides for delivery of several grades of corn. It may be settled by delivery of No. 2 yellow at par, No. 1 yellow at 1 1/2 cents per bushel over contract price or No. 3 yellow at 1 1/2 cents per bushel under contract price.

A “first nearby” futures contract is the next expiring futures contract. For example, as of June 27, 2008, the first nearby corn futures contract is the September 2008 futures contract, which is a contract for delivery throughout September 2008.

The First Nearby Wheat Futures Contract

The first nearby wheat futures contract trades in units of 5,000 bushels.

The contract provides for delivery of several grades of wheat. It may be settled by delivery of No. 2 Soft Red Winter, No. 2 Hard Red Winter, No. 2 Dark Northern Spring and No. 2 Northern Spring at par; or No. 1 Soft Red Winter, No. 1 Hard Red Winter, No. 1 Dark Northern Spring and No. 1 Northern Spring at 3 cents per bushel over contract price.

CBOT Disclaimer

The notes are not sponsored, endorsed, sold or promoted by CBOT. CBOT makes no representation or warranty, express or implied, to the purchasers of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of CBOT commodity futures prices to track general commodity market performance. CBOT has no relationship to us and CBOT commodity futures prices are determined, composed and calculated by CBOT without regard to us or to the notes. CBOT has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating any CBOT commodity futures settlement price. CBOT is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the notes to be issued or in the determination or calculation of the equation pursuant to which cash amounts are payable on the notes in addition to the principal amount. CBOT has no obligation or liability in connection with the administration, marketing or trading of the notes.

CBOT does not guarantee the quality, accuracy and/or completeness of (i) statements made herein or in any other materials used to describe, market and/or sell the notes, or (ii) the CBOT commodity futures prices used in computing the return on the notes. CBOT makes no warranty, express or implied, as to results to be obtained by us, owners of the notes, or any other person or entity from the use of the warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the CBOT commodity futures prices used in computing the return on the notes and is not liable for any error or omission in any price used in connection with the notes. Without limiting any of the foregoing, in no event shall CBOT have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

Historical Data on the First nearby Corn Futures Contract

The following table sets forth, for each of the quarterly periods indicated, the high and low settlement price of the first nearby corn futures contract traded on the CBOT, as reported by Reuters. These historical data on the first nearby corn futures contract are not indicative of the future performance of the first nearby corn futures contract or what the value of the Notes may be. Any historical upward or downward trend in the settlement price of the first nearby corn futures contract during any period set forth below is not an indication that the settlement price of the first nearby corn futures contract is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low
2003
Quarter
First	$2.4525	$2.2775
Second	2.5600	2.2850
Third	2.4250	2.0550
Fourth	2.5475	2.1375
2004
Quarter
First	3.2000	2.5000
Second	3.3050	2.5750
Third	2.5750	2.0525
Fourth	2.0750	1.9150
2005
Quarter
First	2.2850	1.9475
Second	2.3550	1.9525
Third	2.6000	1.9500
Fourth	2.1625	1.8625
2006
Quarter
First	2.3600	2.0500
Second	2.6300	2.2300
Third	2.6425	2.1900
Fourth	3.9025	2.6400
2007
Quarter
First	4.3450	3.5450
Second	4.1900	3.2950
Third	3.8675	3.1000
Fourth	4.5550	3.3975
2008
Quarter
First	5.6725	4.6250
Second	7.5475	5.7625
Third (through September 5)	7.4875	4.9725

The settlement price of the first nearby corn futures contract traded on the CBOT on September 5, 2008, as quoted on Reuters Screen page “0#/C:”, was $5.3150.

The following graph illustrates the historical performance of the first nearby corn futures contract traded on the CBOT based on the daily settlement price thereof from January 2, 2003 through September 5, 2008. Past movements of the first nearby corn futures contract are not indicative of future settlement prices of the first nearby corn futures contract.

Historical Data on the First nearby Wheat Futures Contract

The following table sets forth, for each of the quarterly periods indicated, the high and low settlement price of the first nearby wheat futures contract traded on the CBOT, as reported by Reuters. These historical data on the first nearby wheat futures contract are not indicative of the future performance of the first nearby wheat futures contract or what the value of the Notes may be. Any historical upward or downward trend in the settlement price of the first nearby wheat futures contract during any period set forth below is not an indication that the settlement price of the first nearby wheat futures contract is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low
2003
Quarter
First	$3.3700	$2.7925
Second	3.3875	2.7550
Third	3.8350	2.9825
Fourth	4.0575	3.2550
2004
Quarter
First	4.2275	3.5500
Second	4.1650	3.3750
Third	3.4100	2.9950
Fourth	3.2225	2.8350
2005
Quarter
First	3.6800	2.8775
Second	3.3950	2.9650
Third	3.5225	3.0150
Fourth	3.4875	2.9300
2006
Quarter
First	3.7600	3.2250
Second	4.2625	3.4200
Third	4.4550	3.5975
Fourth	5.4250	4.3950
2007
Quarter
First	5.0100	4.3800
Second	6.0900	4.1900
Third	9.3900	5.6950
Fourth	9.7350	7.4800
2008
Quarter
First	12.8000	8.8250
Second	9.7425	7.4350
Third (through September 5)	8.9725	7.2975

The settlement price of the first nearby wheat futures contract traded on the CBOT on September 5, 2008, as quoted on Reuters Screen page”0#/W:”, was $ 7.2975.

The following graph illustrates the historical performance of the first nearby wheat futures contract traded on the CBOT based on the daily settlement price thereof from January 2, 2003 through September 5, 2008. Past movements of the first nearby wheat futures contract are not indicative of future settlement prices of the first nearby wheat futures contract.

DESCRIPTION OF THE CASH SETTLEMENT PRICES OF ALUMINUM AND COPPER

General

The Basket Return Amount, if any, will be determined in part by reference to the cash settlement prices of aluminum and copper set by the London Metal Exchange (“LME”). We have derived all information regarding the method by which the LME arrives at settlement prices from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by, the LME. We make no representation or warranty as to the accuracy or completeness of such information.

The London Metal Exchange

The LME is a non-ferrous metals market. It offers futures and options contracts for aluminum, copper, nickel, tin, zinc, and lead plus two regional aluminum alloy contracts. In 2005, the LME launched the world’s first futures contracts for plastics. The LME provides a transparent forum for the trading of futures contracts for non-ferrous metals and plastics. As a result of this trading, daily prices are “discovered” and published by the Exchange which the physical industry around the world use as the basis of price negotiations for the physical sale or purchase of metals or plastics.

The cash settlement prices of aluminum and copper are set during the second “ring” or round of trading at the LME, during which session only those broker members permitted to take part in ring trading may process their clients’ orders on the trading floor. At present, there are 11 “ring dealers.” The cash settlement prices of aluminum and copper are determined at the end of the five-minute ring relating to the relevant Basket Commodity in the second ring session of the day. The cash settlement prices of aluminum and copper are the last cash offer price quoted for the applicable commodity at the end of the second ring session.

Disclaimer

The Notes are not sponsored by, endorsed, sold or promoted by the LME or by any member thereof. The LME makes no representation or warranty, express or implied, to the purchasers of the Notes or any member of the public regarding the advisability of investing in the securities generally or in the Notes particularly or the ability of the LME commodity cash settlement price to track general market performance of the relevant Basket Commodity price. The LME has no obligation to take the needs of Citigroup Funding or the owners of the Notes into consideration in determining the cash settlement prices of aluminum and copper. The LME is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The LME has no obligation or liability in connection with the administration, marketing or trading of the Notes.

Historical Data on the Aluminum Cash Settlement Price

The following table sets forth, for each of the quarterly periods indicated, the high and low cash settlement price of aluminum, as reported by Reuters. These historical data on the cash settlement price of aluminum are not indicative of the future performance of the cash settlement price of aluminum or what the value of the Notes may be. Any historical upward or downward trend in the cash settlement price of aluminum during any period set forth below is not an indication that the cash settlement price of aluminum is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low
2003
Quarter
First	$1459.00	$1340.50
Second	1440.50	1314.50
Third	1505.00	1378.00
Fourth	1592.50	1415.00
2004
Quarter
First	1754.00	1578.50
Second	1826.00	1575.00
Third	1823.00	1647.00
Fourth	1964.00	1748.00
2005
Quarter
First	2031.50	1809.00
Second	1991.00	1694.00
Third	1909.00	1675.00
Fourth	2289.00	1831.00
2006
Quarter
First	2634.00	2267.00
Second	3275.00	2397.50
Third	2614.00	2367.50
Fourth	2886.00	2480.00
2007
Quarter
First	2953.00	2682.00
Second	2871.00	2626.00
Third	2791.00	2316.50
Fourth	2582.00	2335.50
2008
Quarter
First	3175.00	2359.00
Second	3090.50	2816.00
Third (through September 5)	3291.50	2596.00

The LME cash settlement price of aluminum on September 5, 2008, as quoted on Reuters Screen page “SETTMAL01”, was $2,596.00.

The following graph illustrates the historical performance of the LME cash settlement price of aluminum, as reported on Reuters, from January 2, 2003 through September 5, 2008. Past movements of the cash settlement price of aluminum are not indicative of future cash settlement prices of aluminum.

Historical Data on the Copper Cash Settlement Price

The following table sets forth, for each of the quarterly periods indicated, the high and low cash settlement price of copper, as reported by Reuters. These historical data on the cash settlement price of copper are not indicative of the future performance of the cash settlement price of copper or what the value of the Notes may be. Any historical upward or downward trend in the cash settlement price of copper during any period set forth below is not an indication that the cash settlement price of aluminum is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low
2003
Quarter
First	$1728.00	$1544.50
Second	1711.50	1564.00
Third	1824.50	1638.00
Fourth	2321.00	1790.50
2004
Quarter
First	3105.50	2337.00
Second	3170.00	2554.00
Third	3140.00	2700.00
Fourth	3287.00	2835.00
2005
Quarter
First	3424.50	3072.00
Second	3670.00	3113.00
Third	3978.00	3444.00
Fourth	4650.00	3905.00
2006
Quarter
First	5527.50	4537.00
Second	8788.00	5561.00
Third	8233.00	7230.00
Fourth	7740.00	6290.00
2007
Quarter
First	6940.00	5225.50
Second	8225.00	6916.00
Third	8210.00	6960.00
Fourth	8301.00	6272.50
2008
Quarter
First	8881.00	6666.00
Second	8884.50	7921.00
Third (through September 5)	8985.00	7075.00

The LME cash settlement price of copper, on September 5, 2008, s quoted on Reuters Screen page “SETTMCU01”, was $7,075.

The following graph illustrates the historical performance of the LME cash settlement price of copper, as reported on Reuters, from January 2, 2003 through September 5, 2008. Past movements of the cash settlement price of copper are not indicative of future cash settlement prices of copper.

DESCRIPTION OF THE S&P GSCI™ PRECIOUS METALS EXCESS RETURN INDEX

General

Unless otherwise stated, we have derived all information regarding the S&P GSCI™ Precious Metals Excess Return Index provided in this pricing supplement, including its composition, method of calculation and changes in components, from S&P, other publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P GSCI™ Precious Metals Excess Return Index at any time. We make no representation or warranty as to the accuracy or completeness of any information relating to the S&P GSCI™ Precious Metals Excess Return Index.

The S&P GSCI™ Precious Metals Excess Return Index is published by S&P and is a sub-index of the S&P GSCI™ Excess Return Index. The S&P GSCI™ Precious Metals Excess Return Index contains two precious metal commodities—gold and silver—and measures the excess return potentially available from investing in the S&P GSCI™ futures contracts for these eight agricultural commodities and rolling them forward each month (on the 5th – 9th business days of each month). It also incorporates the discount or premium obtained by “rolling” hypothetical positions in such contracts forward as they approach delivery. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts included in the S&P GSCITM Precious Metals Excess Return Index approach expiration, they are replaced by futures contracts that have a later expiration. Thus, for example, a futures contract purchased and held in April may specify a June expiration. As time passes, the contract expiring in June is replaced by a contract for delivery in July. This process is referred to as “rolling.”

The levels of the S&P GSCI™ Precious Metals Excess Return Index are published by S&P continuously on each business day, with such level being updated every several minutes. As a sub-index of the S&P GSCI™ Excess Return Index, the S&P GSCI™ Precious Metals Excess Return Index is constructed and valued in the same way as the S&P GSCI™ Excess Return Index, except that it is specifically limited to gold and silver. The S&P GSCI™ Excess Return Index measures the daily returns accrued from investing in uncollateralized nearby commodities futures. You can find more information on the S&P GSCI™ and the S&P GSCI™ Excess Return Index on the website of S&P.

The S&P GSCI™ Excess Return Index and the S&P GSCI™

The S&P GSCI™ Excess Return Index, originally established in May 1991 by The Goldman Sachs Group, Inc. and subsequently purchased by Standard & Poor’s in early 2007, reflects the excess returns that are potentially available through an unleveraged investment in the contracts composing the S&P GSCI™. The S&P GSCI™ is a proprietary index that S&P calculates. The value of the S&P GSCI™, on any given day, reflects the price levels of the contracts included in the S&P GSCI™ (which represents the value of the S&P GSCI™) and the “contract daily return,” which is the percentage change in the total dollar weight of the S&P GSCI™ from the previous day to the current day.

Each of these components is described below.

The S&P GSCI™ is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The S&P GSCI™ is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI™ are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI™ are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI™

are intended generally to correlate with changes in the prices of such physical commodities in the global markets. The S&P GSCI™ was established in 1991 and has been normalized so that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCI™, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology used to calculate the S&P GSCI™ as of the date of this pricing supplement.

The methodology for determining the composition and weighting of the S&P GSCI™ and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI™, as described below. S&P makes the official calculations of the S&P GSCI™. At present, this calculation is performed continuously and is reported on Reuters page GSCI™ (or any successor or replacement page) and is updated on Reuters at least once every three minutes during business hours on each day on which the offices of S&P in New York City are open for business, which we refer to as a “S&P GSCI™ Business Day” for the purposes of this description. The settlement price for the S&P GSCI™ Excess Return Index is also reported on Reuters page GSCI™ (or any successor or replacement page) at the end of each S&P GSCI™ Business Day.

S&P, and certain of its affiliates, will trade the contracts composing the S&P GSCI™ or any of its sub-indices, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. There may be conflicts of interest between you and S&P.

Composition of the S&P GSCI™

In order to be included in the S&P GSCI™, a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity. In addition, the contract must:

•	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period;

•	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and

•

the Trading Facility on which the contract is traded must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCI™ that, at any given point in time, will be involved in the rolls to be effected in the next three roll period.

The commodity must be the subject of a contract that:

•	is denominated in U.S. dollars;

•

is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

•

makes price quotations generally available to its members or participants (and, if S&P is not such a member or participant, to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

•	makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

•	accepts bids and offers from multiple participants or price providers; and

•	is accessible by a sufficiently broad range of participants.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price” generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI™. In appropriate circumstances, however, S&P, in consultation with the Index Committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the S&P GSCI™, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if S&P is not such a member of participant, to S&P) on the same day from the trading facility or through a recognized third-party vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period. For a contract to be eligible for inclusion in the S&P GSCI™, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

A contract that is:

•

not included in the S&P GSCI™ at the time of the determination and that is based on a commodity that is not represented in the S&P GSCI™ at such time must, in order to be added to the S&P GSCI™ at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying the transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month of the period.

•

already included in the S&P GSCI™ at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI™ must, in order to continue to be included in the S&P GSCI™ after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

•

not included in the S&P GSCI™ at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ at such time must, in order to be added to the S&P GSCI™ at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized of at least U.S. $30 billion.

•

already included in the S&P GSCI™ at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ at such time must, in order to continue to be included in the S&P GSCI™ after such time, have a total dollar value traded, over the relevant period, as the case may be an annualized, of at least U.S. $10 billion and at least U.S. $20 Billion during at least one of the three most recent annual periods used in making the determination.

•

already included in the S&P GSCI™ at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI™ and each contract’s percentage of the total is then determined.

not included in the S&P GSCI™ at the time of determination must, in order to be added to the S&P GSCI™ at such time, have a reference percentage dollar weight of at least 1.00%.

In the event that two or more contracts on the same commodity satisfy the eligibility criteria,

•

such contracts will be included in the S&P GSCI™ in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI™ attributable to such commodity exceeding a particular level.

•

If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI™ attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI™ attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI™ attributable to it.

The contracts currently included in the S&P GSCI™ are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the International Petroleum Exchange (“IPE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Coffee, Sugar & Cocoa Exchange, Inc. (“CSC”), the New York Cotton Exchange (“NYC”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”). The futures contracts currently included in the S&P GSCITM, their percentage dollar weights (“PDW”), their market symbols, the exchanges on which they are traded and their contract production weights (“CPW”) for 2008 are:

COMMODITY	DESIGNATED CONTRACT	TICKER SYMBOL	EXCHANGE	CURRENT WEIGHTING*
ENERGY	WTI Crude Oil	CL	NYM/ICE	39.82%
ENERGY	Brent Crude Oil	BRT	ICE - UK	14.12%
ENERGY	RBOB Gasoline	RB	NYM	4.56%
ENERGY	No. 2 Heating Oil	HO	NYM	5.16%
ENERGY	Gasoil	GO	ICE - UK	5.24%
ENERGY	Natural Gas	NG	NYM/ICE	7.26%
INDUSTRIAL METALS	H.G. Primary Aluminum	IA	LME	2.36%
INDUSTRIAL METALS	Copper – Grade A	IC	LME	3.02%
INDUSTRIAL METALS	Standard Lead	IL	LME	0.42%
INDUSTRIAL METALS	Primary Nickel	IN	LME	0.80%
INDUSTRIAL METALS	Special H.G. Zinc	IZ	LME	0.51%
PRECIOUS METALS**	Gold	GC	CMX	1.64%
PRECIOUS METALS**	Silver	SI	CMX	0.23%
AGRICULTURE	Wheat (Chicago)	W	CBT	3.25. %
AGRICULTURE	Wheat (Kansas City)	KW	KBT	0.78%
AGRICULTURE	Corn	C	CBT	3.35%
AGRICULTURE	Soybeans	S	CBT	2.04%
AGRICULTURE	Cotton #2	CT	ICE - US	0.73%
AGRICULTURE	Sugar #11	SB	ICE - US	0.89%
AGRICULTURE	Coffee “C”	KC	ICE - US	0.49%
AGRICULTURE	Cocoa	CC	ICE - US	0.22%
LIVESTOCK	Live Cattle	LC	CME	1.71%
LIVESTOCK	Feeder Cattle	FC	CME	0.35%
LIVESTOCK	Lean Hogs	LH	CME	1.05%

*	Percentage dollar weights as of April 25, 2008.
**	Included in the S&P GSCI™ Precious Metals Excess Return Index

The quantity of each of the contracts included in the S&P GSCITM is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, S&P, in consultation with the Index Committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weights of which are calculated on the basis of regional production data, with the relevant region defined as North America.

The five-year moving average is updated annually for each commodity included in the S&P GSCI TM, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCITM are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, S&P performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCITM is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCITM to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCITM will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, S&P reevaluates the composition of the S&P GSCITM, in consultation with the Index Committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCITM. Commodities included in the S&P GSCITM which no longer satisfy such criteria, if any, will be deleted.

S&P, in consultation with the Index Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCITM are necessary or appropriate in order to assure that the S&P GSCITM represents a measure of commodity market performance. S&P has the discretion to make any such modifications, in consultation with the Index Committee. Upon request, S&P will disclose to any investor any such modifications that are made.

Contract Expirations

Because the S&P GSCITM comprises actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCITM for each commodity during a given year are designated by S&P, in consultation with the Index Committee, provided that each such contract must be an “active contract”. An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCITM will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCITM. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI TM. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCITM, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight”, divided by the total dollar weight of the S&P GSCITM on the preceding day, minus one. The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the S&P GSCITM is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCITM also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCITM is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

The world-production weighting of the S&P GSCITM is accomplished by keeping the quantity weights of the individual commodities within each basket proportional to world production weights, which are averages of historical production levels and are generally updated every year. If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•

no daily contract reference price is available for a given contract expiration; any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”); the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time. In that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided that, if the trading facility publishes a price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.

Valuation of the S&P GSCITM Excess Return Index

The value of the S&P GSCITM Excess Return Index on any S&P GSCITM business day is equal to the product of (1) the value of the S&P GSCITM on the immediately preceding S&P GSCITM business day, multiplied by (2) one plus the contract daily return on the S&P GSCITM business day on which the calculation is made. The value of the S&P GSCITM has been normalized so that its hypothetical level on January 2, 1970 was 100. As discussed above under “The S&P GSCITM Excess Return Index”, the S&P GSCITM Precious Metals Excess Return Index is a sub-index of the S&P GSCITM Excess Return Index and are constructed and valued in the same way as the S&P GSCITM Excess Return Index, except that it is specifically limited to gold and silver contracts. You should be aware that the return on the Notes will be linked to the performance of the S&P GSCITM Energy Excess Return Index and, therefore, to gold and silver contracts. The performance of the S&P GSCITM Excess Return Index as a whole will not affect the return of the Notes.

Historical Data on the S&P GSCI™ Energy Excess Return Index

The following table sets forth the closing values of the S&P GSCITM Precious Metals Excess Return Index on the last index business day of each month in the period from January 2003 through March 2008. These historical data on the S&P GSCITM Precious Metals Excess Return Index are not indicative of the future performance of the S&P GSCITM Precious Metals Excess Return Index or what the market value of the Notes may be. Any historical upward or downward trend in the value of the S&P GSCITM Precious Metals Excess Return Index during any period set forth below is not an indication that the S&P GSCITM Precious Metals Excess Return Index is more or less likely to increase or decrease at any time during the term of the Notes.

Historical Data on the S&P GSCI™ Precious Metals Excess Return Index

The following table sets forth, for each of the quarterly periods indicated, the high and low closing values of the S&P GSCI™ Precious Metals Excess Return Index, as reported by Reuters. These historical data on the S&P GSCI™ Precious Metals Excess Return Index are not indicative of the future performance of the S&P GSCI™ Precious Metals Excess Return Index or what the value of the Notes may be. Any historical upward or downward trend in the S&P GSCI™ Precious Metals Excess Return Index during any period set forth below is not an indication that the S&P GSCI™ Precious Metals Excess Return Index is more or less likely to increase or decrease at any time during the term of the Notes.

	High	Low
2003
Quarter
First	69.00	59.37
Second	67.32	58.66
Third	70.21	62.11
Fourth	75.53	66.61
2004
Quarter
First	79.19	72.17
Second	79.50	67.79
Third	76.02	70.32
Fourth	82.94	75.04
2005
Quarter
First	80.22	73.91
Second	78.41	74.30
Third	82.72	74.38
Fourth	92.13	79.94
2006
Quarter
First	102.70	91.52
Second	125.82	95.78
Third	112.95	97.49
Fourth	110.02	94.99
2007
Quarter
First	115.03	101.36
Second	114.03	103.95
Third	118.31	103.25
Fourth	132.09	115.88
2008
Quarter
First	157.26	133.79
Second	147.28	131.82
Third (through September 5)	151.23	118.71

The closing value of the S&P GSCI™ Precious Metals Excess Return Index on September 5, 2008, as quoted on Reuters Screen page “.SPGSPMP”, was $119.54.

The following graph illustrates the historical performance of the prices of the S&P GSCI™ Precious Metals Excess Return Index based on daily closing values, as reported on Reuters, from January 2, 2003 through September 5, 2008. Past movements of the S&P GSCI™ Precious Metals Excess Return Index are not indicative of future closing values.

License Agreement

S&P and Citigroup Global Markets, an affiliate of Citigroup Funding, have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the Notes.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this pricing supplement:

“The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. S&P’s only relationship to Citigroup Funding is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P GSCITM Precious Metals Excess Return Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding or the Notes. S&P has no obligation to take the needs of Citigroup Funding or the holders of the Notes into consideration in determining, composing or calculating the S&P GSCITM Precious Metals Excess Return Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a beneficial owner of a Note that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of a Note (a “U.S. Holder”). All references to “holders” (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect).

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the Notes and who will hold the Notes as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations or taxpayers holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, and persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

Investors should consult their own tax advisors in determining the tax consequences to them of holding the Notes, including the application to their particular situation of the U.S. federal income tax considerations discussed below.

Tax Characterization of the Notes

Citigroup Funding will treat each Note for U.S. federal income tax purposes as a single debt instrument issued by Citigroup Funding that is subject to U.S. Treasury regulations governing contingent debt instruments generally (the “Contingent Debt Regulations”). Each holder, by accepting a Note, agrees to this treatment of the Note and to report all income (or loss) with respect to the Note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each Note as a single debt instrument subject to the Contingent Debt Regulations and the holder’s agreement thereto.

United States Holders

Taxation of Interest. A U.S. Holder of a Note will recognize income (or loss) on a Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a “noncontingent bond method” to determine accruals of income, gain, loss and deductions with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a U.S. Holder of a Note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of         %, compounded semi-annually (the “comparable yield”). The comparable yield is based on a rate at which Citigroup Funding could issue a fixed rate debt instrument with terms comparable to those of the Notes and no contingent payments. In addition, solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a U.S. Holder of a Note will be assumed to be entitled to receive at maturity, in respect of each Note, a payment of US$             (the “Projected Payment Amount”). The Projected Payment Amount is calculated as the amount required to produce the comparable yield, taking into account the Note’s issue price, and any non-contingent payments to be made on the note prior to maturity.

The comparable yield and the Projected Payment Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Citigroup Funding with respect to the actual yield of or payment to be made in respect of a Note. The comparable yield and the Projected Payment Amount do not necessarily represent Citigroup Funding’s expectations regarding such yield or the amount of such payment.

Each note will be issued at par. However, there will be original issue discount for U.S. federal income tax purposes (“Tax OID”) because a U.S. Holder must accrue income at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder, a U.S. Holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the “daily portions” of Tax OID on the Note for all days during the taxable year that the U.S. Holder owns the Note. As a result, U.S. Holders of Notes, including U.S. Holders that employ the cash method of tax accounting, will be required to include amounts in respect of Tax OID accruing on Notes in taxable income each year although holders will receive no payments on the Notes prior to maturity.

The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the “adjusted issue price” (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The “adjusted issue price” of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods. Based upon the comparable yield, if a U.S. Holder that employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a Note at original issue for US$1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the Note for each of the following periods: US$             in 2008; US$             in 2009; US$             in 2010; US$             in 2011; US$             in 2012; and US$             in 2013 (adjusted as described below).

Adjustments to Interest Accruals on the Notes. If, during any taxable year, a U.S. Holder receives actual payments with respect to the Notes that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the Contingent Debt Regulations equal to the amount of such excess. The U.S. Holder will treat a “net positive adjustment” as additional interest income, which will increase the total amount of Tax OID for that taxable year. Accordingly, the amount of taxable income that a U.S. Holder may be required to report with respect to the Note for a particular year may exceed both the amount of Tax OID and the actual cash payments received.

If a U.S. Holder receives in a taxable year actual payments with respect to the Notes that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the Contingent Debt Regulations equal to the amount of such deficit. This adjustment will reduce the U.S. Holder’s interest income on the Notes for that taxable year, which will decrease the total amount of Tax OID for that taxable year. Accordingly, the amount of taxable income that a U.S. Holder may be required to report with respect to the Note for a particular year may differ significantly both from the amount of Tax OID and the actual cash payments received.

U.S. Holders should be aware that the information statements they receive from their brokers (on an Internal Revenue Service Form 1099) stating accrued original issue discount in respect of the Notes may not take net negative or positive adjustments into account, and thus may overstate or understate the holders’ interest inclusions.

Disposition of the Notes. When a U.S. Holder sells, exchanges, or otherwise disposes of a Note (including upon repayment of the Note at maturity) (a “disposition”), the U.S. Holder generally will recognize gain or loss on such disposition equal to the difference between the amount received by the U.S. Holder for the Note net of any accrued but unpaid interest, which will be treated as such, and the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will be equal to the U.S. Holder’s original purchase price for such Note, plus any Tax OID accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and less the amount of any projected payments received by the holder according to the projected payment schedule while holding the Note (without regard to the actual amount paid). Any gain realized by a U.S. Holder on a disposition of a Note generally will be treated as ordinary interest income. Any loss realized by a U.S. Holder on a disposition generally will be treated as an ordinary loss to the extent of the U.S. Holder’s Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss.

An individual U.S. Holder generally will be allowed a deduction for any ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a U.S. Holder will be a long-term capital loss if the U.S. Holder has held such Note for more than one year, and a short-term capital loss in other cases. The deductibility of net capital losses is subject to limitations.

Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to a particular U.S. Holder of Notes. In addition, U.S. Holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. U.S. Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

Non-United States Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to Non-U.S. Holders of the Notes. The term “Non-U.S. Holder” means a beneficial owner of a Note that is a foreign corporation or nonresident alien.

Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state and local and any foreign tax consequences that may be relevant to them.

Payment with Respect to the Notes. All payments on the Notes made to a Non-U.S. Holder, and any gain realized on a sale, exchange or redemption of the Notes, will be exempt from U.S. income and withholding tax, provided that:

(i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of the Citigroup Funding’s stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to Citigroup Funding through stock ownership;

(ii) the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements; and

(iii) such payments and gains are not effectively connected with the conduct by such Non-U.S. Holder to a trade or business in the United States.

If a Non-U.S. Holder of the Notes is engaged in a trade or business in the United States, and if interest on the Notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, generally will be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange or redemption of the Notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in clause (ii) of the second preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed Internal Revenue Service Form W-8ECI (or successor form) in order to claim an exemption from withholding tax.

Information Reporting and Backup Withholding. In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to payments made with respect to the Notes if such Non-U.S. Holder has provided Citigroup Funding with an Internal Revenue Service Form W-8BEN described above and Citigroup Funding does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of the Notes made within the United States or conducted through certain U.S. financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption.

U.S. Federal Estate Tax. A Note beneficially owned by an individual who at the time of death is a Non-U.S. Holder should not be subject to a U.S. federal estate tax.

PLAN OF DISTRIBUTION

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006 among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets Inc., as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $             principal amount of Notes (             Notes), any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at market prices prevailing at the time of sale or at prices otherwise negotiated and some of the Notes to certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd., and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession of not more than US$30.00 per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession of not more than US$30.00 per Note on sales to certain other dealers. In addition, Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $30.00 per Note for each Note they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factor Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its affiliates have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

To the extent the offer of any Notes is made in any Member State of the European Economic Area that has implemented the European Council Directive 2003/71/EC (such Directive, together with any applicable implementing measures in the relevant home Member State under such Directive, the “Prospectus Directive”) before the date of publication of a valid prospectus in relation to the Notes which has been approved by the competent authority in that Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in that Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require the Citigroup Funding to publish a prospectus pursuant to the Prospectus Directive.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The Notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this document.

The agent or dealer has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction, except when to the best knowledge and belief of the agent or dealer it is permitted under applicable laws and regulations. In so doing, the agent or dealer will not impose any additional obligations on Citigroup Funding.

The agent or dealer has represented and agreed that:

•

in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (“Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time: to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State;

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to Citigroup Funding or Citigroup Inc.;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom;

•

it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

•	it is aware of the fact that no securities prospectus (Wertpapierprospekt) under the German Securities Prospectus Act (Wertpapierprospektgesetz, the “Prospectus Act”) has been or will be published in respect of the Notes in the Federal Republic of Germany and that it will comply with the Prospectus Act and all other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of the Notes;

•

no Notes have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account as defined in article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; and that the direct or indirect resale to the public in France of any Notes acquired by any qualified investors (investisseurs qualifiés) and/or any investors belonging to a limited circle of investors (cercle restreint d’investisseurs) may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code of Monétaire et Financier and applicable regulations thereunder; and that none of the pricing supplement, the prospectus supplement, the prospectus or any other offering materials relating to the Notes has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) mentioned above.

This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the “Securities and Futures Act” or the “Act”). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a “relevant person” (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of the Securities and Futures Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been satisfied. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Notes, namely a person who is: a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless: the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of the Act, or arises from an offer referred to in Section 275(1A) of the Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of the Act (in the case of a trust) no consideration is or will be given for the transfer; or the transfer is by operation of law.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer of Notes is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets Inc., its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of such document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

US$             principal amount

Principal-Protected Notes Based Upon a Diversified

Basket of Commodities

Due                     , 2013

(US$1,000 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

                    , 2008

(Including Prospectus Supplement dated

April 13, 2006 and Prospectus dated

March 10, 2006)